blue pie

Abn: 78 079 594 479
Publishing member of apra since 1999
A: unit 6 / no.11 dudley street
Randwick nsw 2031 australia
T: +61 2 9310 0155
F: +61 2 9310 0166
E: sales@bluepie.com.au
W: www.bluepie.com.au

ADDENDUM TO RIGHTS AGREEMENT DATED MARCH 20, 2008
"LICENCE TO REPRESENT BLUE PIE, BLUE VAULT DIGITAL and MAGIC BLUE CREATIVE FOR SPECIFIED TERRITORIES."

The following additions will be included as an addendum to the agreement dated and executed on the 20th of March 2008 ("Rights Agreement") by WinSonic and Blue Pie.

- Blue Vault Digital will build the " WinSonic " branded music store in accordance with the design specifications and brief provided by WinSonic and in keeping with the store features and functions of the current My Blue Pie Music store. Blue Vault Digital will supply a separate store agreement for the creation of the store. The store will have over 3M tracks available for download on launch. Content will increase as Blue Pie ingests more digital music and or WinSonic supplies additional content for ingestion to the store. The store will be to the same standards as My Blue Pie Music Store. Please see www.mybluepiemusic.com as your sample store. Included in the store build will be 12 months hosting and data management services and 12 months maintenance of your new store + ingestion of up to 250,000 + tracks of your WinSonic owned | controlled catalogue. Ingestion of the content will need to be pre-coded in Atlanta to our META DATA specifications. Please refer to our meta data manual already supplied. A royalty rate = to 25% of the RRP of any tracks sold in your store from our catalogue. We sell a track for .99c you get .25c commission on ALL catalogues including major labels.
- For all WinSonic content that is sold through the new WinSonic store then WinSonic will be paid **85% of the RRP** sales price of any and all tracks sold less any tax and mechanical copyright payments. We have agreed to reduce our normal rate to help promote the delivery of volume content and to help WinSonic to establish their digital content library.

Breakdown of the payment of 85% of the RRP sales price to WinSonic is:

- Sales Price of a single track = $0.99c
- Less Blue Pie's platform charge, bank fees and profit margin per transaction = 15% or $0.84c
- Less Mechanicals of 9% of the RRP = $0.09c
- Net Payment to WinSonic = **$0.75c on any track sold.**

- For all Blue Pie Music Voucher products, WinSonic will be paid 50% of the gross commission generated on any and all voucher products. EG - If we clear $1 in profit then you get 50% of the profit. Note that we have one of the world's best online catalogues.
- Blue Pie will supply all digital operating manuals and store financial modelling tools with a specific financial model showing 24 months projected sales for the North American market based on current sales leads in hand. Please refer to the schedule A for the list of sales leads to be processed and managed by WinSonic under the terms and conditions of this agreement as at execution date of this addendum.
- All digital store payments for commissions and or sales of WinSonic content will be made every 30 days for amounts under $50,000 US. In the event that WinSonic generates income greater than $50,000 in 30 day period then payments can be drawn on request and as per the terms and conditions of the agreement. WinSonic will provide banking details.

Read and Agreed: [signature] 8/19/08
[signature] 9/16/08 (September 16, 2008)

blue pie

ABN 78 079 594 479
Publishing member of apra since 1999
A. unit 6 / no.11 dudley street
Randwick nsw 2031 australia
T: +61 2 9310 0155
F: +61 2 9310 0166
E: sales@bluepie.com.au
W: www.bluepie.com.au

- The current rights agreement will be converted to a non exclusive license to sell the Blue Vault Digital www.bluevaultdigital.com + www.bluepie.com.au stores. The market for North America will be limited to 3 license holders only. In the event that WinSonic's sales targets are met within the 1st 12 months of operation then the license agreement will revert to being exclusive.
- WinSonic will represent the Blue Pie catalogue for North America as per our current agreement. WinSonic will have full rights to engage and develop new markets for the exploitation of the Blue Pie digital entertainment catalogue of music, video, games, film and data.
- Training will be provided on all products included, Music Vouchers, Digital Stores and our source code library (see Payment Terms below).

PAYMENT TERMS:
In consideration of the services and rights granted under the current agreement and this addendum WinSonic agrees to pay Blue Pie the amount of **$294,000 USD**.

The payment terms contained in this addendum replace the payment terms in the agreement dated and executed March 20, 2008 by WinSonic and Blue Pie.

This payment comprises:

- The new WinSonic Digital Music Store set up and build $60,000 USD (This is 40% off our list price as per our agreement.).
- Hosting and database management charges + all ongoing support and content updates set at $7,000 USD a month (This is 30% off our list price of $10,000 as per our agreement) = $84,000 USD for the 1st 12 months. The hosting charges are billed quarterly in advance and will commence from the date the store goes live. The initial payment for the 1st quarter will be made on execution of this addendum. Hosting charges will be billed every 90 days.
- Non Exclusive License rights to sell and represent our catalogue to the greater North American markets. $100,000. The same commission rates will apply as per the Rights Agreement.
- Training and creation of operation manuals and process maps + orientation on our product range + onsite training by Jon Taber and our sales team. $50,000 USD.

TOTAL: $294,000

PAYMENT METHOD:
All payment amounts noted are in US Dollars.

- **$181,000** in common stock issued to **Blue Pie Productions Pty Ltd** in WinSonic with a **6 month restriction period.**
- Stock price issues are to be made on the trade average price for the previous 30 days trading in WinSonic stock from the date of execution of this addendum to the Rights Agreement dated March 20, 2008. At last calculation, this would provide for a stock price for the stock to be issued at approx $0.11c a share common stock. This is equal to approximately **1,645,454** shares in common stock in WinSonic.
- All stock issued will have normal full voting rights as per the common stock charter of WinSonic's articles of incorporation.

Read and Agreed: 8/7/08

9/16/08

blue pie

ABN 78 079 594 479
Publishing member of apra since 1999
A unit 6 / no.11 dudley street
Randwick nsw 2031 australia
T +61 2 9310 0155
F +61 2 9310 0166
E sales@bluepie.com.au
W www.bluepie.com.au

- $50,000 in cash payable **<u>90 days</u>** from date of execution of the new amendment. In the event that a store sale eventuates then any cash component that is due to Blue Pie that remains outstanding would be recovered from the store sale commission due and payable to WinSonic. Any commissions due to WinSonic would be paid in accordance with the terms and conditions of the agreement.

HOSTING PAYMENTS:

- Hosting payments are to be made 90 days in advance. The initial hosting payment of $21,000 has been included in the stock allocation in the " PAYMENT METHOD " section. Additional payments for hosting can be made in cash or stock at the mutal agreement of Blue Pie and WinSonic. The payment method must be agreed on 14 days prior to the payment being made to allow WinSonic time to either issue stock or pay by cash.
- The Store hosting agreement will run for a period of 24 months from the date of the store going live.

INVOICING:

- On execution of this addendum to the Rights Agreement dated March 20, 2008, Blue Pie will raise an invoice to WinSonic for the noted services and rights.

This Rights Agreement addendum shall be executed in several counterparts, each of which when executed by parties and delivered to the respective other party shall be an original, but all of which together shall constitute a single instrument. This Rights Agreement addendum including the exhibits hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings related to such subject matter.

SIGNED as an agreement,

8/9/08

Damien Reilly
CEO
Blue Pie Productions
www.bluepie.com.au

9/16/08

Winston D. Johnson
Chairman and Founder
WinSonic Digital Media Group, Ltd
WinSonic Digital Cable Systems Network, Ltd.
www.WinSonic.net